Exhibit 10.2

DITECH NETWORKS, INC.

AMENDED AND RESTATED SEVERANCE BENEFIT PLAN

SECTION 1.                            INTRODUCTION.

The Ditech Networks, Inc. Amended and Restated Severance Benefit Plan (the “Plan”) is hereby established effective March 10, 2011 (the “Effective Date”), which Plan amends and restates the Ditech Networks, Inc. Amended and Restated Change in Control Severance Benefit Plan adopted May 17, 2010 and as thereafter amended by Amendment No. 1 thereto and further amended and restated March 7, 2011 (the “Prior Plan”), which Prior Plan is hereby amended, restated and superseded in its entirety by this Plan as of the Effective Date.  The purpose of the Plan is to provide for the payment of severance benefits to certain eligible employees of Ditech Networks, Inc. and its wholly owned subsidiaries (the “Company”) in the event that such employees are subject to qualifying employment terminations.  This Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company, other than an individually negotiated written contract or written agreement with the Company relating to severance or change in control benefits that is in effect on an employee’s termination date, in which case such employee’s severance benefit, if any, shall be governed by the terms of such individually negotiated written contract or written agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Section 7(b) below does not entirely eliminate benefits under this Plan.  This document also is the Summary Plan Description for the Plan.

SECTION 2.                            DEFINITIONS.

For purposes of the Plan, the following terms are defined as follows:

(a)           “Base Salary” means the Participant’s annual base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the Participant’s Covered Termination.

(b)           “Board” means the Board of Directors of Ditech Networks, Inc.

(c)           “Bonus” means the higher of: (i) Participant’s target annual bonus for the year in which the Covered Termination occurs, or (ii) the average of Participant’s annual bonus payments made for the two bonus years immediately preceding the Covered Termination.

(d)           “Change in Control” means one of the following events or a series of more than one of the following events that are related, in which the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company, the resulting entity in a merger or, in the case of an asset sale, the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be:

(i)            the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company;

(ii)           a merger or consolidation in which the Company is a party; or

(iii)          the sale, exchange, or transfer of all or substantially all of the assets of the Company.

For purposes of this Section 2(d), indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations, which as a result of the transaction, own the Company, the resulting entity or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations.  Prior to the Change in Control, the Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or more than one of the preceding events are related, and its determination shall be final, binding and conclusive.

(e)           “Change in Control Related Termination” means a Covered Termination in which either: (i) an Involuntary Termination Without Cause occurs within one (1) month prior to the effective date of a Change in Control or within twelve (12) months following the effective date of a Change in Control, or (ii) a Constructive Termination in which the events undertaken by the Company as specified in Section 2(h) that give rise to the Participant’s right to resign due to Constructive Termination occur within one (1) month prior to the effective date of a Change in Control or within twelve (12) months following the effective date of a Change in Control.

(f)            “Code” means the Internal Revenue Code of 1986, as amended.

(g)           “Company” means Ditech Networks, Inc. and its wholly owned subsidiaries or, following a Change in Control, the surviving entity resulting from such transaction.

(h)           “Constructive Termination” means a resignation by a Participant of employment with the Company after one of the following is undertaken without the Participant’s express written consent:

(i)            a substantial reduction in the Participant’s duties or responsibilities (and not simply a change in title or reporting relationships) in effect immediately prior to such reduction; provided, however, that it shall not be a “Constructive Termination” if, following the effective date of a Change in Control, either (a) the Company is retained as a separate legal entity or business unit and the Participant holds the same position in such legal entity or business unit as the Participant held before such effective date, or (b) the Participant holds a position with duties and responsibilities comparable (though not necessarily identical, in view of the relative sizes of the Company and the entity involved in a Change in Control) to the duties and responsibilities of the Participant prior to the effective date of a Change in Control;

(ii)           a material reduction in the Participant’s Base Salary (except for salary decreases generally applicable to the Company’s other similarly situated employees);

(iii)         a change in the Participant’s business location of more than 40 miles from the business location prior to such change, except for required travel for the Company’s business to an extent substantially consistent with Participant’s prior business travel obligations;

(iv)          a material breach by the Company of any provisions of the Plan or any enforceable written agreement between the Company and the Participant; or

(v)            any failure by the Company to obtain assumption of the Plan by any successor or assign of the Company;

provided, however that a resignation shall not be deemed a Constructive Termination unless (w) the Participant provides the Company with written notice (the “Constructive Termination Notice”) that the Participant believes that an event described in this Section 2(h) has occurred, (x) the Constructive Termination Notice is given within ninety (90) days following the date of the initial occurrence of the event, (y) the Company does not rescind or cure the conduct giving rise to the event described in this Section 2(h) within thirty (30) days of receipt by the Company of the Constructive Termination Notice (the “Cure Period”), and (z) the Participant resigns or otherwise terminates employment, including a termination due to Participant’s death or disability, within the ninety (90) day period following expiration of the Cure Period (the “Resignation Period”).

(i)            “Covered Termination” means an Involuntary Termination Without Cause or a Constructive Termination.  Except as may otherwise be provided pursuant to Section 2(h), termination of Participant’s employment due to death or disability shall not constitute a Covered Termination.

(j)            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k)           “Fair Market Value” means, as of any date, the value of the Company’s common stock determined as follows:

(i)            If the common stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of common stock shall be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the common stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)           Unless otherwise provided by the Board, if there is no closing sales price for the common stock on the date of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii)         In the absence of such markets for the common stock, the Fair Market Value shall be determined by the Board in good faith.

(l)            “Involuntary Termination Without Cause” means an involuntary termination of employment by the Company other than for one of the following reasons:

(i)           the Participant’s violation of any material provision of the Company’s standard agreement relating to proprietary rights;

(ii)          the Participant participates in any act of theft or dishonesty;

(iii)         the Participant participates in any immoral or illegal act which has had or could reasonably be expected to have or had a detrimental effect on the business or reputation of the Company;

(iv)         any material failure by the Participant to use reasonable efforts to perform reasonably requested tasks after written notice and a reasonable opportunity to comply with such notice;

(v)          Participant’s violation of the Company’s ethics or insider trading policy which results or could reasonably be expected to result in material harm to the Company;

(vi)         the Participant participates in financial accounting improprieties which results or could reasonably be expected to result in material harm to the Company; or

(vii)        Participant’s failure to cooperate with a governmental investigation regarding Participant or the Company which results or could reasonably be expected to result in material harm to the Company.

(m)          “Participant” means each of: William J. Tamblyn, the Company’s Executive Vice President, Chief Financial Officer and Chief Operating Officer; Karl Brown, the Company’s Vice President of Marketing, and Kenneth D. Naumann, the Company’s President.

(n)           “Plan Administrator” means the Board or any committee duly authorized by the Board to administer the Plan.  The Plan Administrator may, but is not required to be, the Compensation Committee of the Board.  The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.

SECTION 3.                            ELIGIBILITY FOR BENEFITS.

(a)           General Rules.  Subject to the provisions set forth in this Section and Section 7, in the event of an Involuntary Termination Without Cause that is not a Change in Control Related Termination, the Company will provide the severance benefits described in Section 4 of the Plan to the affected Participant, and in the event of a Change in Control Related Termination the Company will provide the severance benefits described in Section 5 of the Plan to the affected Participant.  Nothing in the Plan is intended to convey any benefit on a Participant prior to the occurrence of a Covered Termination.

(b)           COBRA Continuation Coverage.  If a Participant incurs a Covered Termination and the Participant was enrolled in a health, dental, or vision plan sponsored by the Company immediately prior to such Covered Termination, the Participant may be eligible to continue coverage under such health, dental, or vision plan (or to convert to an individual policy), at the time of the Participant’s termination of employment, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  The Company will notify the Participant of any such right to continue such coverage at the time of termination pursuant to COBRA.  No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment, if any, of applicable insurance premiums will be credited as payment by the Participant for purposes of the Participant’s payment required under COBRA.  Therefore, the period during which a Participant may elect to continue the Company’s health, dental, or vision plan coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Participant, and all other rights and obligations of the Participant under COBRA (except the obligation to pay insurance premiums that the Company pays, if any) will be applied in the same manner that such rules would apply in the absence of this Plan.

(c)           Other Employee Benefits.  All other employee benefits (such as health coverage, dental coverage, vision coverage, life insurance, disability coverage, and 401(k) plan coverage) shall terminate as of the Participant’s termination date (except to the extent that a conversion privilege may be available thereunder).

(d)           Exceptions to Benefit Entitlement.  A Participant, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Company in its sole discretion:

(i)            The Participant has executed an individually negotiated written contract or written agreement with the Company relating to severance or change in control benefits that is in effect on his termination date, in which case such Participant’s severance benefit, if any, shall be governed by the terms of such individually negotiated written contract or written agreement, whether or not such individually negotiated written contract or written agreement expressly states that it is meant to supersede the Plan, and shall be governed by this Plan only to the extent that the reduction pursuant to Section 7(b) or Section 7(e) below does not entirely eliminate benefits under this Plan.

(ii)           The Participant is offered immediate reemployment by a successor to the Company or by a purchaser of its assets, as the case may be, following a change in ownership of the Company or a sale of all or substantially all the assets of a division or business unit of the Company.  For purposes of the foregoing, “immediate reemployment” means that the Participant’s employment with the successor to the Company or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the Participant does not suffer a lapse in pay as a result of the change in ownership of the Company or the sale of its assets; provided, however, that reemployment in a role that would constitute a Constructive Termination shall not constitute “immediate reemployment” for purposes hereof.

(iii)         The Participant does not confirm in writing that he or she shall be subject to the proprietary information or confidentiality agreement previously entered into between Participant and the Company.

(e)           Termination of Benefits.  A Participant’s right to receive the payment of benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits hereunder, the Participant, without the prior written approval of the Company:

(i)            willfully breaches a material provision of the Participant’s proprietary information or confidentiality agreement with the Company, as referenced in Section 3(d)(iii);

(ii)           owns, manages, operates, joins, controls or participates in the ownership, management, operation or control of, is employed by or connected in any manner with, any person, enterprise or entity which is engaged in any business competitive with that of the Company; provided, however, that such restriction will not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any corporation or other entity or enterprise;

(iii)         encourages or solicits any of the Company’s then current employees to leave the Company’s employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees; or

(iv)          induces any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees or other third party to terminate their existing business relationship with the Company or interferes in any other manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee or other third party.

SECTION 4.                            INVOLUNTARY TERMINATION SEVERANCE BENEFITS

Each Participant who incurs an Involuntary Termination Without Cause that is not a Change in Control Related Termination shall be eligible to receive severance benefits under this Section 4, subject to the terms and conditions of Sections 6 and 7.  In no event shall a Participant be eligible to receive severance benefits under both this Section 4 and Section 5 below.  In the event that a Participant commences receiving severance benefits under this Section 4 and thereafter becomes eligible for severance benefits under Section 5, the Participant shall be eligible to receive severance benefits under Section 5, but such benefits shall be reduced by any severance benefits previously provided under this Section 4.

(a)           Cash Severance Benefits.  Each Participant who incurs an Involuntary Termination Without Cause that is not a Change in Control Related Termination shall be eligible to receive cash severance benefits equal to the number of months of Base Salary set forth below.  For such purposes, Base Salary shall be calculated prior to any reduction in Base Salary that would give the Participant the right to resign due to a Constructive Termination.  Any cash severance benefits provided under this Section 4(a) shall be paid pursuant to the provisions of Section 6. Each Participant’s monthly Base Salary amount payable shall be determined by reference to the annual amount determined pursuant to Section 2(a) with respect to such Participant divided by twelve (12).

Participant	Amount of Base Salary Cash Severance Benefit
William J. Tamblyn, the Company’s Executive Vice President, Chief Financial Officer and Chief Operating Officer	6 months

Karl Brown, the Company’s Vice President of Marketing	6 months

Kenneth D. Naumann, the Company’s President	6 months

(b)           Equity Benefits.  Effective as of the date of the Participant’s Involuntary Termination Without Cause, (i) the vesting and exercisability of all outstanding options to purchase the Company’s common stock and any other unvested stock awards that are held by the Participant on such date shall be accelerated with respect to 50% of the then unvested shares, and (ii) any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any other stock award granted to the Participant by the Company shall lapse with respect to 50% of the then unvested shares.  Any stock options, stock appreciation rights or other exercisable stock awards with exercise prices or strike prices less than the Fair Market Value of the Company’s common stock on the date of the termination shall remain exercisable until the twelve (12) month anniversary of the termination, but in no event may be exercised after expiration of the maximum term applicable to such stock awards.

(c)           COBRA Premiums.  If a Participant timely elects continued coverage under COBRA, the Company shall pay the full amount of the Participant’s COBRA premiums on behalf of the Participant for the Participant’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Participant’s eligible dependents, for the number of months following such Participant’s Involuntary Termination Without Cause as indicated in the table below:

Participant	COBRA Severance Period
William J. Tamblyn, the Company’s Executive Vice President, Chief Financial Officer and Chief Operating Officer	18 months

Karl Brown, the Company’s Vice President of Marketing	9 months

Kenneth Naumann, the Company’s President	9 months

(such period of months applicable to such Participant is the “COBRA Severance Period”); provided, however, that if the COBRA Severance Period exceeds the length of time that the Participant is entitled to coverage under COBRA (including any additional period under analogous provisions of state law), the Company (or the resulting or acquiring entity or Transferee Corporation involved in the Change in Control, as applicable, if this provision is applicable pursuant to Section 5(c)) shall be required to provide health, dental and vision insurance coverage for the Participant and his or her eligible dependents for any portion of the COBRA Severance Period that exceeds the length of time that the Participant is entitled to coverage under COBRA (including any additional period under analogous provisions of state law), at a level of coverage that is substantially similar to the continued coverage that the Participant and his or her eligible dependents received under the Company’s health, dental and vision plans; provided, further, however, that no such premium payments (or any other payments for medical, dental or vision coverage by the Company) shall be made following the Participant’s death or the effective date of the Participant’s coverage by a medical, dental or vision insurance plan of a subsequent employer.  Each Participant shall be required to notify the Company immediately if the Participant becomes covered by a medical, dental or vision insurance plan of a subsequent employer.  Upon the conclusion of such period of insurance premium payments made by the Company, the Participant will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA period.  The benefits provided under this Section 4(c) subject to the terms and conditions set forth herein are the “COBRA Premium Benefits.”

(d)           Outplacement Services.  Following the Participant’s Involuntary Termination Without Cause, the Company shall provide the Participant with outplacement services at a cost to the Company not to exceed as set forth in the table below with respect to such Participant through an agency selected by the Company (the “Outplacement Services”), provided that such Outplacement Services are rendered within one year from the date of the Participant’s Involuntary Termination Without Cause:

Participant	Outplacement Services
William J. Tamblyn, the Company’s Executive Vice President, Chief Financial Officer and Chief Operating Officer	$3,500

Karl Brown, the Company’s Vice President of Marketing	$2,500

Kenneth D. Naumann, the Company’s President	$2,500

SECTION 5.                            CHANGE IN CONTROL RELATED TERMINATION BENEFITS.

Each Participant who incurs a Change in Control Related Termination shall be eligible to receive severance benefits under this Section 5 in lieu of and not additional to severance benefits under Section 4, subject to the terms and conditions of Sections 6 and 7.  In no event shall a Participant be entitled to receive severance benefits under both Section 4 and this Section 5.

(a)           Change in Control Related Termination Cash Severance Benefits.  Each Participant who incurs a Change in Control Related Termination shall be eligible to receive cash severance benefits equal to the number of months of Base Salary and Bonus set forth below.  For such purposes, Base Salary shall be calculated prior to any reduction in Base Salary that would give the Participant the right to resign due to a Constructive Termination.  Any cash severance benefits provided under this Section 5(a) shall be paid pursuant to the provisions of Section 6.  Each Participant’s monthly Base Salary and monthly Bonus severance amounts payable shall be determined by reference to the annual amounts determined pursuant to Sections 2(a) and 2(c) with respect to such Participant divided by twelve (12).

Participant	Base Salary and Bonus Cash Severance Benefits
William J. Tamblyn, the Company’s Executive Vice President, Chief Financial Officer and Chief Operating Officer	12 months

Karl Brown, the Company’s Vice President of Marketing	8 months

Kenneth D. Naumann, the Company’s President	8 months

(b)           Equity Benefits.  If a Participant incurs a Change in Control Related Termination, then effective as of the date of the Participant’s termination, (i) the vesting and exercisability of all outstanding options to purchase the Company’s common stock and any other unvested stock awards that are held by the Participant on such date shall be accelerated with respect to 100% of the shares, and (ii) any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any other stock award granted to the Participant by the Company shall lapse with respect to 100% of the shares.  Any stock options, stock appreciation rights or other exercisable stock awards with exercise prices or strike prices less than the Fair Market Value of the Company’s common stock on the date of the termination shall remain exercisable until the twelve (12) month anniversary of the termination, but in no event may be exercised after expiration of the maximum term applicable to such stock awards.

(c)           COBRA Premiums.  COBRA Premium Benefits during the applicable COBRA Severance Period following the Change in Control Related Termination on the same terms and conditions set forth in Section 4(c).

(d)           Outplacement Services.  Outplacement Services following the Change in Control Related Termination for the amounts for services rendered within the time frame set forth in Section 4(d).

SECTION 6.                           TIME AND FORM OF SEVERANCE PAYMENTS.

(a)           General Rules.  Subject to Section 6(b), any cash severance benefits provided under Section 4(a) or Section 5(a) shall be paid ratably in equal monthly installments over the applicable monthly period specified in such sections pursuant to the Company’s regularly scheduled payroll periods commencing as soon as practicable following the effective date of a Participant’s Covered Termination and shall be subject to all applicable withholding for federal, state and local taxes.  In the event of a Participant’s death prior to receiving all installment payments of his or her cash severance benefit, any remaining installment payments shall be made to the Participant’s estate on the same payment schedule as would have occurred absent the Participant’s death.  In no event shall payment of any Plan benefit be made prior to the effective date of the Participant’s Covered Termination or prior to the effective date of the release described in Section 7(a).  Benefits otherwise payable prior to the effective date of the release shall accrue and be paid on the first regularly scheduled payroll date that follows the release effective date.

(b)           Application of Section 409A.  Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”).  Severance benefits shall not commence until Participant has a “separation from service” for purposes of Section 409A.   Each installment of  severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if such exemptions are not available and Participant is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Participant’s separation from service, or (ii) Participant’s death.

(c)           Parachute Payments.  Except as otherwise provided in an agreement between a Participant and the Company, if any payment or benefit the Participant would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in a manner necessary to provide the Participant with the greatest economic benefit.  If more than one manner of reduction of payments or benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit, the payments and benefits shall be reduced pro rata.

(d)           Form of COBRA Benefits.  Notwithstanding any other provision of the Plan or any agreement (a “Participant Agreement”) between a Participant and the Company to the contrary, if the Company determines, in its sole discretion, that it cannot provide the benefits set forth in Sections 4(c) or 5(c) or in any Participant Agreement to similar effect without potentially incurring penalties pursuant to applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to such Participant a taxable monthly payment (the “Taxable Monthly Payment”) equal to the monthly premium that the Company would have paid to continue the Participant’s group health insurance coverage in effect on the date of the Covered Termination (which amount shall be based on the premium for the first month of COBRA coverage).  Any Taxable Monthly Payment shall be made regardless of whether the Participant elects COBRA continuation coverage and shall be paid on the first day of each month following the Covered Termination commencing (except as such payment would otherwise be delayed pursuant to the other provisions of the Plan) with the first calendar month following the month in which the Participant incurred the Covered Termination and ending on the last day of the COBRA Severance Period for such Participant as set forth in Section 4(c).

SECTION 7.                            LIMITATIONS ON BENEFITS.

(a)           Release.  (d) Form of COBRA Benefits.  Notwithstanding any other provision of the Plan or any agreement (a “Participant Agreement”) between a Participant and the Company to the contrary, if the Company determines, in its sole discretion, that it cannot provide the benefits set forth in Sections 4(c) or 5(c) or in any Participant Agreement to similar effect without potentially incurring penalties pursuant to applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to such Participant a taxable monthly payment (the “Taxable Monthly Payment”) equal to the monthly premium that the Company would have paid to continue the Participant’s group health insurance coverage in effect on the date of the Covered Termination (which amount shall be based on the premium for the first month of COBRA coverage).  Any Taxable Monthly Payment shall be made regardless of whether the Participant elects COBRA continuation coverage and shall be paid on the first day of each month following the Covered Termination commencing (except as such payment would otherwise be delayed pursuant to the other provisions of the Plan) with the first calendar month following the month in which the Participant incurred the Covered Termination and ending on the last day of the COBRA Severance Period for such Participant as set forth in Section 4(c).

(b)           Certain Reductions.  The Company, in its sole discretion, shall have the authority to reduce a Participant’s severance benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Participant by the

Company that become payable in connection with the Participant’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (ii) a written employment or severance agreement with the Company, or (iii) any Company policy or practice providing for the Participant to remain on the payroll for a limited period of time after being given notice of the termination of the Participant’s employment.  The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations and other contractual obligations of the Company that may arise out of a Participant’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan.  The Company’s decision to apply such reductions to the severance benefits of one Participant and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Participant, even if similarly situated.  In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory or other contractual obligations.

(c)           Mitigation.  Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any cash severance payments provided for under this Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company.

(d)           Non-Duplication of Benefits.  Except as otherwise specifically provided for herein, no Participant is eligible to receive benefits under this Plan or pursuant to other contractual obligations more than one time.  This Plan is designed to provide certain severance pay and change in control benefits to Participants pursuant to the terms and conditions set forth in this Plan.  The payments pursuant to this Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or benefits to which a Participant may be entitled for the period ending with the Participant’s Covered Termination.

(e)           Indebtedness of Participants.  If a Participant is indebted to the Company on the effective date of his or her Covered Termination, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

SECTION 8.                            RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a)           Exclusive Discretion.  The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan.  The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b)           Amendment or Termination.  This Plan shall terminate automatically on May 27, 2014, unless extended by action of the Board or the Compensation Committee of the Board;

provided, however, that no such termination shall occur pursuant to this sentence if a Change in Control shall have occurred on or prior to such date, or a Change in Control shall occur within three months after such date; provided further, that any such termination pursuant to this sentence shall not be effective as to any Participant who has incurred a Covered Termination prior to such date.  The Company reserves the right to amend or terminate this Plan or the benefits provided hereunder at any earlier time; provided, however, that no such amendment or termination shall occur following (i) the date three (3) months prior to a Change in Control or (ii) a Covered Termination as to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination.  Any action amending or terminating the Plan pursuant to the immediately preceding sentence shall be in writing and executed by a duly authorized officer of the Company.  Unless otherwise required by law, no approval of the shareholders of the Company shall be required for any amendment or termination including any amendment that increases the benefits provided under any option or other stock award.

SECTION 9.                            NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

SECTION 10.                                             LEGAL CONSTRUCTION.

This Plan shall be governed by and construed under the laws of the State of California (without regard to principles of conflict of laws), except to the extent preempted by ERISA.

SECTION 11.                                 CLAIMS, INQUIRIES AND APPEALS.

(a)           Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative).  The address of the Plan Administrator is:

Ditech Networks, Inc.

Attn:  Vice President, Human Resources

825 E. Middlefield Road

Mountain View, CA 94043

(b)           Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial.  Any electronic notice will comply with the regulations of the U.S. Department of Labor.  The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)           the specific reason or reasons for the denial;

(2)                                 references to the specific Plan provisions upon which the denial is based;

(3)                                 a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)                                 an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 11(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)           Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied.  A request for a review shall be in writing and shall be addressed to:

Ditech Networks, Inc.

Attn:  Vice President, Human Resources

825 E. Middlefield Road

Mountain View, CA 94043

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim.  The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.  The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)           Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review.  The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1)                                 the specific reason or reasons for the denial;

(2)                                 references to the specific Plan provisions upon which the denial is based;

(3)                                 a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)                                 a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)           Rules and Procedures.  The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)            Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 11(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 11(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal.  Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 11, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

SECTION 12.                     BASIS OF PAYMENTS TO AND FROM PLAN.

All benefits under the Plan shall be paid by the Company.  The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

SECTION 13.                     OTHER PLAN INFORMATION.

(a)           Employer and Plan Identification Numbers.  The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA)

by the Internal Revenue Service is 94-2935531.  The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 520.

(b)           Ending Date for Plan’s Fiscal Year.  The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is April 30.

(c)           Agent for the Service of Legal Process.  The agent for the service of legal process with respect to the Plan is:

Ditech Networks, Inc.

Attn:  Vice President, Human Resources

825 E. Middlefield Road

Mountain View, CA 94043

(d)           Plan Sponsor and Administrator.  The “Plan Sponsor” and the “Plan Administrator” of the Plan is:

Ditech Networks, Inc.

825 E. Middlefield Road

Mountain View, CA 94043

The Plan Sponsor’s and Plan Administrator’s telephone number is (650) 623-1300.  The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

SECTION 14.                     STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Ditech Networks, Inc.) are entitled to certain rights and protections under ERISA.  If you are a Participant, you are considered a participant in the Plan for the purposes of this Section 14 and, under ERISA, you are entitled to:

Receive Information About Your Plan and Benefits

(a)           Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(b)           Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description.  The Administrator may make a reasonable charge for the copies; and

(c)           Receive a summary of the Plan’s annual financial report, if applicable.  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions By Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SECTION 15.                                 GENERAL PROVISIONS.

(a)           Notices.  Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 11(a) and, in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(b)           Transfer and Assignment.  The rights and obligations of a Participant under this Plan may not be transferred or assigned without the prior written consent of the Company.  This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c)           Waiver.  Any Party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Plan.  The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.

(d)           Severability.  Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(e)           Section Headings.  Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

SECTION 16.                                 EXECUTION.

To record the amendment and restatement of the Plan as set forth herein, Ditech Networks, Inc. has caused its duly authorized officer to execute the same as of the Effective Date.

DITECH NETWORKS, INC.

By:	/s/ William J. Tamblyn

Title:	EVP/CFO/COO

For Employees Age 40 or Older

Individual Termination

EXHIBIT A

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Ditech Networks, Inc. Amended and Restated Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors, affiliates and assigns, and its and their current and former partners, members, directors, officers, employees, shareholders, agents, attorneys, accountants, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended); provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have

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seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after I sign this Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me.

EMPLOYEE

Name:

Date:

2

For Employees Age 40 or Older

Group Termination

EXHIBIT B

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Ditech Networks, Inc. Amended and Restated Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors, affiliates and assigns, and its and their current and former partners, members, directors, officers, employees, shareholders, agents, attorneys, accountants, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended); provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have

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seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an office of the Company; (e) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after I sign this Release; and (f) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than forty-five (45) days following the date it is provided to me.

EMPLOYEE

Name:

Date:

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